      Exhibit 99.1

AMERICAN BUILDING CONTROL ANNOUNCES SALES AND MARGIN IMPROVEMENTS IN THE FIRST QUARTER OF 2003

LEWISVILLE, TX – May 13, 2003 – American Building Control, Inc. (NASDAQ: ABCX) announces its results for the first quarter of 2003.

Current Financial Results

Sales at $11.4 million increased $1.7 million or 17%, compared to the first quarter of 2002. This increase reflected an overall increase in world-wide access control business and a clearer identity for the Company’s brands, after the Honeywell Asset Sale. An increase was also reported in the consumer/do-it-yourself business.

The gross profit margin at 31.8% in the first three months of 2003 increased by 2.1% points over the same period in 2002. This increase was due to a greater volume in the higher-margin access control business.

Selling, general and administrative expenses at $5.0 million were $0.6 million higher compared to the first quarter of 2002. The increase was mainly due to additional professional fees.

Other expenses at $0.2 million were $0.6 million less in the first three months of 2003. This decrease related to interest expenses in 2002, with respect to the Company’s former revolving credit facility, which was paid off last December. At the end of the first quarter, the Company had $12.4 million of cash and no bank debt.

Future Cost Savings

On April 30, 2003, the Company announced the termination of several positions at its Corporate Headquarters. These terminations are part of the on-going initiative to streamline general and administrative expenses. The Company will recognize $0.3 million in expenses during the second quarter of 2003 for the severance obligations. The staff reductions are expected to yield a $0.6 million savings on an annualized basis.

The Company is currently evaluating less expensive enterprise planning software to replace its SAP system and is attempting to lower its real estate cost for the Headquarters building in Lewisville, Texas due to excessive space and rent charges that exceed prevailing rates.

“The significant sales increase in the first quarter gave us a good start for the newly-named company of American Building Control,” said Mr. Bryan C.W. Tate, the Chief Executive Officer and the Chairman of the Board. “We are still expending a great deal of time and expenses to resolve issues from the past. But increasingly we are able to capitalize on the tremendous opportunities available in the market place today. We have re-focused the Company around our core strengths. We are well positioned to benefit from the additional funding of Homeland Security and increased public awareness of security.”

About American Building Control, Inc.

With headquarters located in the Dallas suburb of Lewisville, Texas, American Building Control, Inc., formerly Ultrak, Inc., (NASDAQ: ULTK) is focused on designing, marketing, selling and servicing niche security products for use in industrial, governmental and consumer surveillance markets worldwide. For more information on American Building Control, Inc., please call (800) 221-7225.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.

AMERICAN BUILDING CONTROL, INC. and SUBSIDIARIES
CONDENSED COMPARATIVE STATEMENTS OF OPERATION
(in millions, except share data)

	March 31,	March 31,
	2003	2002

Sales	$11.4	$9.8
Gross Profit	3.6	2.9
Margin	31.8%	29.7%
Operating Expenses	4.9	4.3
Depreciation & Amortization	0.5	0.6

Operating Loss	(1.8)	(2.0)
Interest Expense	0.3	0.8
Other Expense (Income)	(0.1)	0.1

Loss Before Discontinued Operations and Cumulative Effect of Accounting Change	(2.0)	(2.9)
Income (Loss) from Discontinued Operations	(0.7)	1.6

Loss Before Cumulative Effect of Accounting Change	(2.7)	(1.3)
Cumulative Effect of Accounting Change — Continuing Operations	—	(14.8)
Cumulative Effect of Accounting Change — Discontinued Operations	—	(11.3)

Net Loss Allocable to Common Stockholders	$(2.7)	$(27.4)

Basic and Diluted Earnings (Loss) Per Share:
Continuing operations	$(0.14)	$(0.20)
Discontinued operations	(0.05)	0.12
Cumulative Effect of Accounting Change — Continuing operations	—	(1.05)
Cumulative Effect of Accounting Change — Discontinued operations	—	(0.81)

Basic and Diluted Earnings (Loss) Per Share	$(0.19)	$(1.95)

Basic and Diluted Common Shares Used in Computations	14,040,488	14,046,588

AMERICAN BUILDING CONTROL, INC. and SUBSIDIARIES
CONDENSED COMPARATIVE BALANCE SHEETS
(in millions)

	March 31,	December 31,
	2003	2002

Cash	$12.4	$16.4
Trade Receivables	5.5	5.0
Inventories	5.4	4.4
Receivable from Honeywell Int’l, Inc. — current portion	3.6	3.6
Other Assets	1.0	1.1
Net Current Assets of Discontinued Operations	1.8	1.8

Current Assets	29.7	32.3
Land & Building	7.9	8.0
Property, Plant & Equipment	2.1	2.5
Intangibles	5.5	5.7
Receivable from Honeywell Int’l, Inc. — less current portion	1.8	1.8
Other	0.2	0.3

Total Assets	$47.2	$50.6

Trade Payables	$4.5	$3.2
Accrued Expenses	2.9	4.8
Accrued Compensation	1.9	1.6
Accrued Severance — current portion	0.5	0.8
Deferred Income — current portion	1.0	1.0
Other Liabilities	1.2	1.1
Net Current Liabilities of Disconitnued Operations	1.9	2.1

Current Liabilities	13.9	14.6
Financing Obligation	6.6	6.6
Deferred Income — less current portion	1.1	1.1
Accrued Severance — less current portion	0.9	0.9

Long-Term Liabilities	8.6	8.6
Equity	24.7	27.4

Total Liabilities and Equity	$47.2	$50.6

Contact:
Teresa Prewit
972.353.6458
DALLAS 1276563v2
teresa.prewit@americanbuildingcontrol.com